Exhibit 99.1

PRIMERICA REPORTS SECOND QUARTER 2018 RESULTS

7% increase in life insurance licensed representatives to over 130,000

14% growth in Term Life net premiums

12% increase in Investment and Savings Products (ISP) sales

43% growth in net earnings per diluted share (EPS) to $1.95 and

42% growth in adjusted operating EPS to $1.93

24.5% net income return on stockholders’ equity (ROE) and adjusted net operating income return on adjusted stockholders’ equity (ROAE)

Declared dividend of $0.25 per share, payable September 14, 2018

Duluth, GA, August 7, 2018 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended June 30, 2018.  In the second quarter, total revenues and adjusted operating revenues each increased 13% to $467.8 million and $466.9 million, respectively. Income before income taxes increased 18% and adjusted operating income before income taxes increased 17% over the prior year period.  Net income grew 37% to $86.7 million and adjusted net operating income grew 36% to $86.0 million compared with the second quarter of 2017, both of which reflect benefits from the Tax Cuts and Jobs Act of 2017 (Tax Reform).

Glenn Williams, Chief Executive Officer, said, “We achieved 43% growth in EPS year-over-year and 24.5% ROE in the second quarter, reflecting solid performance, ongoing share repurchases and the benefits of Tax Reform.  Income before income taxes grew 18% over the prior year period driven by increases of 23% and 9% for the Term Life and the ISP segments, respectively. Our sales force leadership continued to perform well, with the size of our life insurance licensed sales force exceeding 130,000, Term Life productivity remaining at the top of historical levels and Investment and Savings Products (ISP) sales near record highs.  We delivered for our stakeholders in the second quarter and continue to be well positioned to provide meaningful value creation on a long-term basis.”

During the second quarter, Term Life continued to show solid growth with net premiums increasing 14% year-over-year, favorable claims in comparison to both historical experience and the prior year period, and stable persistency.  Strong ISP performance was driven by 12% growth in total product sales and a 10% increase in average client asset values year-over-year.  Insurance and other operating expenses increased approximately $16 million from the prior year period, including about $6 million of higher account-based expenses from revisions to ISP record-keeping contracts.  These higher account-based expenses were more than offset by an associated increase in account-based revenues.  Insurance and other operating expenses also reflect increases to support the growth in the business as well as approximately $6 million of incremental spending on key constituent initiatives using savings from Tax Reform as well as digital development initiatives.

Earnings growth, which benefited from Tax Reform, combined with ongoing share repurchases drove EPS and adjusted operating EPS to $1.95, up 43%, and $1.93, up 42%, respectively, compared to the second quarter a year ago.  Both ROE and ROAE expanded to 24.5% in the second quarter versus 20.1% and 20.9%, respectively, in the prior year period.

Second Quarter Distribution & Segment Results

Distribution Results
	Q2 2018	Q2 2017	% Change	Q1 2018	% Change
Life Licensed Sales Force (1)	130,156	121,471	7%	127,182	2%
Recruits	76,520	78,273	(2)%	76,230	*
New Life-Licensed Representatives	13,544	12,947	5%	11,730	15%
Life Insurance Policies Issued	83,754	84,033	*	70,821	18%
Life Productivity (2)	0.22	0.23	*	0.19	*
ISP Product Sales ($ billions)	$1.76	$1.57	12%	$1.78	(1)%
Average Client Asset Values ($ billions)	$61.30	$55.78	10%	$61.70	(1)%

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month

*     Not calculated or less than 1%

Segment Results
	Q2 2018	Q2 2017	% Change	Q1 2018	% Change
	($ in thousands)
Adjusted Operating Revenues: (1)
Term Life Insurance	$272,978	$238,901	14%	$270,309	1%
Investment and Savings Products	162,841	143,774	13%	162,041	*
Corporate and Other Distributed Products	31,058	30,917	*	30,517	2%
Total adjusted operating revenues (1)	$466,877	$413,592	13%	$462,867	1%

Adjusted Operating Income (loss) before income taxes:(1)
Term Life Insurance	$75,828	$61,854	23%	$59,621	27%
Investment and Savings Products	43,227	39,684	9%	39,984	8%
Corporate and Other Distributed Products	(6,228)	(5,253)	19%	(13,698)	(55)%
Total adjusted operating income before income taxes (1)	$112,827	$96,285	17%	$85,907	31%

(1)	See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.

*     Less than 1%

Life Insurance Licensed Sales Force. The life insurance licensed sales force grew 7% to 130,156 representatives at the end of the second quarter, primarily driven by a 5% increase in new life insurance licenses compared with the prior year period.  Recruitment of new representatives declined slightly from the second quarter a year ago, which benefitted from strong growth in connection with our 2017 biennial convention.  On a sequential quarter basis, recruiting was consistent and new life insurance licenses increased 15% versus the first quarter of 2018.

Term Life Insurance.  In the second quarter of 2018, nearly 84,000 Term Life insurance policies were issued reflecting productivity of 0.22 policies per life insurance licensed representative per month.  Productivity continues to be at the high end of our historical range and the number of policies issued this quarter was consistent with the prior year period, which benefitted from our biennial convention.  Term Life revenues increased 14% to $273.0 million compared with the year ago period, driven by a 14% increase in net premiums.  Income before income taxes increased 23% to $75.8 million year-over-year. Normal claims volatility in the second quarter positively impacted benefits and claims by approximately $4 million and claims were $6 million favorable year-over-year as the prior year period had $2 million of negative experience.  Persistency was generally consistent with the prior year period while non-deferred insurance commissions increased, largely due to revisions in the sales force equity program that changed the timing of expense recognition but not the economics of the program.  Insurance expenses for the period reflect incremental spending of $3.6 million for key constituent initiatives using savings from Tax Reform as well as digital development initiatives.

Investment and Savings Products.  In the second quarter, ISP income before income taxes grew to $43.2 million, up 9% from the prior year period.  Sales-based revenues grew 6% generally in line with revenue-generating product sales growth, while total product sales grew 12% year-over-year reflecting strong growth in managed account sales, which do not generate sales-based revenue.  Variable annuity sales increased 22%, reflecting a favorable market environment and enhanced product offerings. Retail mutual fund sales were consistent with the second quarter a year ago. Asset-based revenues grew 12% year-over-year driven by a 10% increase in average client asset values to $61.3 billion and positive net flows of $261 million for the period.  Account-based revenues increased $7.2 million and account-based operating expenses increased $6.3 million year-over-year as a result of the revised ISP record-keeping platform contracts.  Operating expenses for the quarter also reflect incremental spending of $1 million for key constituent initiatives using savings from Tax Reform as well as digital development initiatives.

Corporate and Other Distributed Products (C&O).  C&O adjusted operating revenues were $31.1 million and adjusted operating losses before income taxes were $6.2 million in the second quarter of 2018.  Other operating expenses reflect incremental spending of $1.5 million for key constituent initiatives using savings from Tax Reform as well as digital development initiatives.  Net unrealized gains decreased to $1.9 million at quarter-end from $17.9 million at March 31, 2018 reflecting the impact of higher interest rates on prices of fixed income securities in our invested asset portfolio.

Taxes

In the second quarter of 2018, the effective income tax rate was 23.8% in line with the expected 2018 full year operating effective income tax rate of 23.5%.

Capital

Primerica repurchased $87.4 million or 890,866 shares of its common stock in the second quarter of 2018 for a total of $133.7 million or 1,358,480 shares through June 30, 2018.  Also, Primerica’s Board of Directors has approved payment of a quarterly dividend of $0.25 per share that will be payable on September 14, 2018 to stockholders of record as of August 21, 2018.

The National Association of Insurance Commissioners (NAIC) has proposed changes to the statutory risk-based capital (RBC) ratio reflecting Tax Reform and other refinements.  The expected cumulative effect of these proposals would have lowered Primerica Life Insurance Company’s RBC ratio by an estimated 45 percentage points to approximately 430% as of June 30, 2018.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, net adjusted operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (IPO) for all periods presented.  We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.  Adjusted operating revenues, adjusted operating income before income taxes, net adjusted operating income, and diluted adjusted operating earnings per share exclude the impact of realized investment gains (losses)1 and fair value mark-to-market (MTM) investment adjustments2, including other-than-temporary impairments (OTTI), for all periods presented.  We exclude realized investment gains (losses) and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset's maturity or sale that are not directly associated with the Company's insurance operations.  Adjusted stockholders' equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented.  We exclude unrealized investment gains (losses) in measuring adjusted stockholders' equity as unrealized gains (losses) from the Company's available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in

[1]

Beginning in the first quarter of 2018, MTM adjustments on investments held in equity securities are recognized in total revenues measured in accordance with GAAP as realized investment gains (losses) due to the adoption of Accounting Standards Update No. 2016-01. Accordingly, we excluded the impact of MTM adjustments on investments held in equity securities from adjusted operating revenues and other non-GAAP financial measures.

[2]

Beginning in the first quarter of 2018, the MTM adjustment on a deposit asset held in support of a 10% coinsurance agreement (the 10% deposit asset MTM) recognized under the deposit method of accounting for GAAP has been excluded from adjusted operating revenues and other non-GAAP financial measures. Prior year non-GAAP financial results have not been recast as the 10% deposit asset MTM in the prior year was not material.

evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Wednesday, August 8, 2018 at 10:00 am EDT, to discuss second quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; changes to the independent contractor status of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interests rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds; changes in federal and state legislation, including other legislation or regulation that affects our insurance and investment product businesses, such as the DOL’s rule defining who is a “fiduciary” of a qualified retirement plan as a result of giving investment advice; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of, or legal challenges to, the support tools we provide to our sales force; heightened standards of conduct or more stringent licensing requirements for our sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; legal and regulatory investigations and actions concerning us or our sales representatives; the loss of key personnel; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; and fluctuations in Canadian currency exchange rates . These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured approximately 5 million lives and have over 2 million client investment accounts at December 31, 2017. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Kathryn Kieser

470-564-7757
Email: investorrelations@primerica.com

Media Contact:

Keith Hancock

470-564-6328

Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30, 2018	December 31, 2017
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$1,985,890	$1,927,842
Fixed-maturity security-held-to-maturity, at amortized cost	843,810	737,150
Equity securities available-for-sale, at fair value	-	41,107
Equity securities, at fair value	39,842	-
Trading securities, at fair value	23,079	6,228
Policy loans	30,954	32,816
Total investments	2,923,575	2,745,143
Cash and cash equivalents	159,280	279,962
Accrued investment income	16,808	16,665
Reinsurance recoverables	4,199,275	4,205,173
Deferred policy acquisition costs, net	2,053,445	1,951,892
Agent balances, due premiums and other receivables	291,329	229,522
Intangible assets, net	49,812	51,513
Income taxes	50,909	48,614
Other assets	363,201	359,347
Separate account assets	2,389,007	2,572,872
Total assets	$12,496,641	$12,460,703

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,057,112	$5,954,524
Unearned premiums	452	486
Policy claims and other benefits payable	286,890	307,401
Other policyholders' funds	386,571	377,998
Notes payable	373,474	373,288
Surplus note	843,073	736,381
Income taxes	182,140	177,468
Other liabilities	495,242	451,398
Payable under securities lending	82,096	89,786
Separate account liabilities	2,389,007	2,572,872
Total liabilities	11,096,057	11,041,602

Stockholders' equity:
Common stock	432	443
Paid-in capital	-	-
Retained earnings	1,409,104	1,375,090
Accumulated other comprehensive income, net of income tax	(8,952)	43,568
Total stockholders' equity	1,400,584	1,419,101
Total liabilities and stockholders' equity	$12,496,641	$12,460,703

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,
	2018	2017
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$667,191	$637,426
Ceded premiums	(403,449)	(406,043)
Net premiums	263,742	231,383
Commissions and fees	167,940	148,317
Net investment income	20,030	19,742
Realized investment gains (losses), including OTTI	1,313	104
Other, net	14,790	14,150
Total revenues	467,815	413,696

Benefits and expenses:
Benefits and claims	105,069	99,512
Amortization of deferred policy acquisition costs	53,847	47,861
Sales commissions	82,954	75,440
Insurance expenses	43,451	36,920
Insurance commissions	6,417	5,157
Interest expense	7,229	7,143
Other operating expenses	55,083	45,274
Total benefits and expenses	354,050	317,307
Income before income taxes	113,765	96,389
Income taxes	27,065	33,282
Net income	$86,700	$63,107

Earnings per share:
Basic earnings per share	$1.96	$1.36
Diluted earnings per share	$1.95	$1.36

Weighted-average shares used in computing earnings per share:
Basic	44,066	45,984
Diluted	44,207	46,071

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended June 30,
	2018	2017	% Change
Total revenues	$467,815	$413,696	13%
Less: Realized investment gains (losses), including OTTI	1,313	104
Less: 10% deposit asset MTM included in net investment income (NII) (2)	(375)	-
Adjusted operating revenues	$466,877	$413,592	13%

Income before income taxes	$113,765	$96,389	18%
Less: Realized investment gains (losses), including OTTI	1,313	104
Less: 10% deposit asset MTM included in NII (2)	(375)	-
Adjusted operating income before income taxes	$112,827	$96,285	17%

Net income	$86,700	$63,107	37%
Less: Realized investment gains (losses), including OTTI	1,313	104
Less: 10% deposit asset MTM included in NII (2)	(375)	-
Less: Tax impact of preceding items	(223)	(36)
Net adjusted operating income	$85,985	$63,039	36%

Diluted earnings per share (1)	$1.95	$1.36	43%
Less: Net after-tax impact of operating adjustments	0.02	-
Diluted adjusted operating earnings per share (1)	$1.93	$1.36	42%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.
(2)	The 10% deposit asset MTM during the three months ended June 30, 2017 was not material, therefore, non-GAAP financial measures for 2017 have not been recast for this adjustment.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2018	2017
Direct premiums	$660,505	$630,485
Less: Premiums ceded to IPO coinsurers	290,956	308,323
Adjusted direct premiums	$369,549	$322,162

Ceded premiums	$(401,686)	$(404,175)
Less: Premiums ceded to IPO coinsurers	(290,956)	(308,323)
Other ceded premiums	$(110,730)	$(95,852)

Net premiums	$258,819	$226,310

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2018	2017
Total revenues	$31,996	$31,021
Less: Realized investment gains (losses), including OTTI	1,313	104
Less: 10% deposit asset MTM included in NII	(375)	-
Adjusted operating revenues	$31,058	$30,917

Loss before income taxes	$(5,290)	$(5,149)
Less: Realized investment gains (losses), including OTTI	1,313	104
Less: 10% deposit asset MTM included in NII	(375)	-
Adjusted operating loss before income taxes	$(6,228)	$(5,253)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	June 30, 2018	December 31, 2017
Stockholders' equity	$1,400,584	$1,419,101
Less: Unrealized net investment gains recorded in stockholders' equity, net of income tax	1,357	39,573
Adjusted stockholders' equity	$1,399,227	$1,379,528